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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                 CATUITY, INC.
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                              (Name of Issuer)

                         COMMON STOCK, $.001 PAR VALUE
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                       (Title of Class of Securities)

                                  149481 10 3
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 149481 10 3
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  1   Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
(Entities Only)

      LANCE DENIS O'CONNOR
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        AUSTRALIA
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    Number of
                           5       Sole Voting Power

     Shares                        545,151
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        545,151
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        545,151
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        6.8%
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 12     Type of Reporting Person (See Instructions)
        IN
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Item 1.

                  (a)      Name of Issuer: CATUITY, INC.

                  (b)      Address of Issuer's Principal Executive Offices:
                           2711 EAST JEFFERSON AVE., DETROIT, MICHIGAN 48207


Item 2.

                  (a)      Name of Person Filing: LANCE DENIS O'CONNOR

                  (b)      Address of Principal Business Office or, if none,
                           Residence: 8 KANGAROO POINT ROAD, KANGAROO POINT, NSW 2224 AUSTRALIA

                  (c)      Citizenship: AUSTRALIA

                  (d)      Title of Class of Securities: COMMON STOCK, $.001 PAR
                           VALUE

                  (e)      CUSIP Number: 149 481 10 3


ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
                  N/A

                  (a)      [ ]      Broker or dealer registered under section 15
                                    of the Act (15 U.S.C. 78o).

                  (b)      [ ]      Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                  (c)      [ ]      Insurance company as defined in section
                                    3(a)(19) of the Act (15 U.S.C. 78c).

                  (d)      [ ]      Investment company registered under section
                                    8 of the Investment Company Act of 1940 (15
                                    U.S.C 80a-8).

                  (e)      [ ]      An investment adviser in accordance with
                                    Section 240.13d-1(b)(1)(ii)(E);

                  (f)      [ ]      An employee benefit plan or endowment fund
                                    in accordance with Section
                                    240.13d-1(b)(1)(ii)(F);

                  (g)      [ ]      A parent holding company or control person
                                    in accordance with Section
                                    240.13d-1(b)(1)(ii)(G);

                  (h)      [ ]      A savings associations as defined in Section
                                    3(b) of the Federal Deposit Insurance Act
                                    (12 U.S.C. 1813);

                  (i)      [ ]      A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3);

                  (j)      [ ]      Group, in accordance with Section
                                    240.13d-1(b)(1)(ii)(J).
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ITEM 4.           Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned: 545,151.

                  (b)      Percent of class: 6.8 %.

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote
                                    545,151.

                           (ii)     Shared power to vote or to direct the vote
                                    0.

                           (iii) Sole power to dispose or to direct the disposition of 545,151.

                           (iv) Shared power to dispose or to direct the disposition of 0.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).


ITEM 5.           Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Instruction: Dissolution of a group requires a response to this item.


ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

NOT APPLICABLE


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

NOT APPLICABLE


ITEM 8.           Identification and Classification of Members of the Group


NOT APPLICABLE


ITEM 9.           Notice of Dissolution of Group

NOT APPLICABLE


ITEM 10.          Certification

NOT APPLICABLE

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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               February 13, 2002
                        --------------------------------
                                      Date

                            /s/ LANCE DENIS O'CONNOR
                        --------------------------------
                                   Signature




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)